 DOBSON
 FIBER                     December 16, 1993
 COMPANY



Mr. Garey Wallace, President
NTS COMMUNICATIONS, INC.
1220 Broadway, Suite 400
Lubbock, TX 79401

RE: Agreement for DS-3 Service

Dear Garey:

Thank you for your letter and proposal of December 6, 1993. We have reviewed the same and the following are the terms we propose that DS-3 service be provided between our respective companies. NTS Communications, Inc. ("NTS") shall be allowed to purchase digital telecommunications service on Dobson Fiber Company's ("Dobson") facilities under the terms and conditions set forth herein. This document shall serve as the definitive agreement between NTS and Dobson concerning service on Dobson's facilities.

     1. SERVICE. Dobson agrees to install, test and maintain, and NTS agrees to purchase, DS-3 digital telecommunications service on Dobson's facilities. Such service shall be provided on an "as needed" basis for the term set forth on the relevant Purchase Order initiating the particular service in question.

     2. RATES. Dobson shall provide DS-3 digital telecommunication service to NTS at the following monthly V&H DS-O rate scenario:

     Dobson shall sell DS-3 service to NTS at $0.045 for any DS-3 service which NTS sells or trades to MCI and at $0.05 for all other DS-3 service pur chased by NTS. In order to recover its marketing and monitoring costs, NTS shall receive, on a monthly basis, ten percent (10%) of the gross revenue accruing to Dobson utilizing the above rates. Under this scenario, DS-3 service shall encompass all circuits between Oklahoma City, Oklahoma and the following NTS network cities: Albuquerque, Amarillo,

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     Colorado Springs, El Paso, Kansas City, Lubbock, Midland, Topeka and
     Wichita.

     It is further agreed that Dobson and NTS shall, in good faith, enter negotiations to adjust the percentage of the gross revenue that NTS receives for marketing and monitoring; it is further agreed that in the event that a written amendment agreeing to adjust the percentage is not achieved between the parties by June 1, 1994, that the rate for any and all DS-3 service purchased by NTS for itself shall be at $0.064 effective that date.

     3. TERM. This Agreement shall become effective upon execution by both parties and shall continue on a month-to-month basis terminable by either party with not less than thirty (30) days prior written notice to the other party. Notwithstanding any termination of this Agreement, the term for any given DS-3 service purchased hereunder shall be as stated on the Purchase Order initiating the service. NTS reserves the right to order DS-3 service under this Agreement for the following terms; one (1) month; one 11) year; and such other term as the parties may mutually agree in writing when the service is ordered.

     4. PAYMENT TERMS. For all service purchased hereunder, Dobson agrees to provide monthly invoices to NTS in advance of the month in which the service is to be provided. NTS shall remit payment to Dobson on or before the expiration of the tenth (10th) day of the month immediately following the month in which the service is rendered. With regard to any invoice amount, the validity of which is in good faith disputed by NTS, Dobson and NTS agree to negotiate a settlement as expeditiously as possible and to accomplish a "true-up" of the account immediately following such settlement.

     5. SERVICE STANDARDS/OUTAGES. Dobson shall provide all service purchased hereunder in accordance with generally accepted industry standards. NTS shall receive a credit on service outages at the rate of 1/1440 of the monthly recurring charges applicable to a particular circuit for each one-half (1/2) hour, or major fraction thereof, in excess of the first one-half (1/2) hour when the service is not operational in accordance with generally accepted industry standards.


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     6.   EXISTING SERVICE.  The parties agree, that effective on the date this
Agreement is executed by both parties, all existing DS-3 service being purchased from Dobson by NTS shall become subject to this Agreement, and the parties agree to execute such new purchase orders as may be necessary to memorialize this fact.

     It is further agreed that NTS shall not be paid any fee in the future as contemplated by paragraph 2. RATES above for marketing and monitoring costs for DS-3 service that is presently being purchased from Dobson by NTS on the date that this Agreement is entered, and any future DS-3 service purchased by NTS for its own use.

     7. MONITORING. In the event this Agreement should for any reason be terminated, at the request of Dobson in writing, NTS agrees to continue monitoring Dobson's DS-3 facilities between Oklahoma and Amarillo, Texas at the rate of S.003 per V&H DS-O mile per month.

     8. SOLE AGREEMENT. This Agreement constitutes the sole agreement between the parties concerning the subject matter hereof, and ali prior agreements, whether verbal or written, or rescinded.

     9. ADDITIONAL TERMS. The parties understand that this Agreement does not encompass all issues which may arise between them concerning the subject matter hereof. As such, each agrees to negotiate in good faith such additional issues as may from time to time arise.

     If the above proposal is acceptable to your Company, please signify your approval by signing in the space provided, and return one original copy to me for our files.

Sincerely,

/s/ Russell L. Dobson

Russell L. Dobson
Chairman/CEO

RLD/pf

AGREED:

NTS Communications, Inc.


By:   /s/ Garey Wallace
   --------------------------

Name: Garey Wallace
     ------------------------

Title:  President
      -----------------------


                                      -4-

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                        ADDENDUM TO AGREEMENT FOR DS-3 SERVICE


     BE IT REMEMBERED THAT on December 16, 1993, Dobson Fiber Company ("Dobson") and NTS Communications, Inc. ("NTS") entered into an Agreement For DS-3 Service.

     By mutual agreement, Dobson and NTS modify the said Agreement For DS-3 Service by the following terms and conditions as set out in this Addendum:

     1.   This Addendum and its terms are effective June 1, 1994.

     2. The provision at Paragraph 2 of the December 16, 1993, Agreement For DS-3 Service is deleted and replaced with the following provision:

          Dobson shall provide DS-3 digital telecommunication service to NTS on Dobson's Fiber Optic network at the following monthly V&H DS-O rate scenario:

          -         Minimum of $0.045 for any DS-3 service;

          - NTS may sell DS-3 service at a higher rate within its discretion;

          - All revenue generated at whatever rate from the sale or trade of DS-3 service is gross revenue and is the revenue of Dobson;

          - NTS shall receive and Dobson agrees to pay to NTS, on a monthly basis, seven percent (7%) of the gross revenue generated; and

          - NTS agrees to market and monitor Dobson's DS-3 digital telecommunication service for the consideration set out above.

     Under this scenario, DS-3 service shall encompass all circuits between Oklahoma City, Oklahoma and the following NTS network cities: Albuquerque, Amarillo, Colorado Springs, El Paso, Kansas City, Lubbock, Midland, Topeka and Wichita.

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     In the event that Dobson pays to NTS the sum of $21,000.00 under the above referenced terms during any calendar month, it is agreed that Dobson and NTS shall, in good faith, enter negotiations to adjust the revenue that each party shall receive from NTS's sale of DS-3 service on Dobson's network, but in no event shall said adjusted revenue payment by Dobson to NTS exceed the seven percent (7%) stated above.

     In the event that NTS's customer should, due to DS-3 malfunction that is the fault of Dobson, fail or refuse to remit to NTS the rentals for any given DS-3 service, then NTS shall, upon ten (10) days advance written notice to Dobson, be allowed to disconnect the DS-3 service in question without penalty or further liability for any rentals (gross revenue) which would have normally accrued on dates subsequent to the requested disconnection date of said service.

     3. It is specifically acknowledged between Dobson and NTS that all other provisions of the Agreement For DS-3 Service dated December 16, 1993, remains in full force and effect except as modified herein.

This Addendum is entered on this 1st day of June, 1994, at Oklahoma City, Oklahoma.


                                       DOBSON FIBER COMPANY


                                       By:      /s/ Russell Dobson
                                          ----------------------------
                                            Name:  Russell Dobson
                                            Title:
                                                  --------------------


                                       NTS COMMUNICATIONS, INC.


                                       By:      /s/ Barbara Andrews
                                          ---------------------------
                                            Name:  Barbara Andrews
                                            Title:  President


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